EXHIBIT 99.1

Media Contact:

Terri Deuel

Internet Commerce Corporation

678-533-8003

Internet Commerce Corporation Acquires Enable

Norcross, Georgia – May 10, 2006 – Internet Commerce Corporation (ICC) (NasdaqSC: ICCA) today announced it has completed the acquisition of Enable, a privately held company creating internet-based portals linking buyers and sellers. The acquisition will strengthen ICC’s services portfolio, while opening a new line of business and creating new revenue opportunities for the company. Offerings from ICC and Enable will form an unequaled services portfolio for enabling e-business requirements across a broad spectrum of clients who range in size from the smallest of users using simple e-business services to some of the giants leading business-to-business trade practices.

This latest move follows ICC’s purchase of the Kodiak Group in November, and further demonstrates ICC’s ongoing commitment to provide customers with a broad range of EDI services for helping clients establish and improve their e-business responsiveness. It also accelerates ICC’s strategic initiatives to offer a powerful Web-based solution that allows clients to comply with electronic trading requirements, expand the EDI Outsourcing capabilities that were enhanced with the Kodiak Group acquisition and provide a structured growth path for clients who need to grow their e-business capabilities.

“With the combined expertise in the intricacies of operating an ever-changing e-business environment, ICC and Enable will lead the forces of productive change on behalf of our clients, said Thomas Stallings, chief executive officer of Internet Commerce Corporation. “Together we will make it easier for our clients to benefit from and take advantage of a full suite of services designed to support e-business requirements as they change and e-business needs as they grow.”

Stallings added that no other e-business vendor has the enablement experience, support capabilities and range of offerings from the service bureau to a Web-based service to the value-add network that ICC will be able to deliver.

This week the company will begin executing the integration plan for the two companies to ensure a smooth transition and streamlined cost structure.

Terms of the transaction were not disclosed.

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation, headquartered in Norcross, Georgia, is a leader in business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of solutions for businesses, regardless of size and level of technical sophistication, to connect with their trading communities. For more information, visit www.icc.net.

About Enable

Enable Corporation is a leader in creating branded supplier portals and managing supplier adoption. The Company allows organizations with many suppliers to streamline the process of transacting business, by eliminating paper processing, harnessing the connectivity of the Internet, and outsourcing the process of marketing, managing, and achieving 100% supplier compliance. Enable is an Application Service Provider

(ASP) and uses extensive real-time monitoring and tracking systems to support all of its services. The company is based in New York City, with data center operations in New Jersey. For more information, visit www.enabletrading.com.